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                                                                      Exhibit 99
[GRAPHIC]
                             FOX ENTERTAINMENT GROUP
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N E W S  R E L E A S E
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For Immediate Release                       Contact: Andrew Butcher 212 852 7070


Lachlan Murdoch Elected To Fox Entertainment Group Board

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New York, NY, February 27, 2002 - The Fox Entertainment Group (NYSE: FOX) today announced the election of Lachlan Murdoch, News Corporation's Deputy Chief Operating Officer, to the Fox Board of Directors. Mr. Murdoch succeeds Chase Carey, who recently resigned as a Fox director.

Announcing the election to the board, Fox Entertainment Group's Chairman and Chief Executive Officer, Mr. Rupert Murdoch, said: "Lachlan's broad operating experience in print and electronic media in the United States and Australia, coupled with his intellect and energy, will be invaluable to the Fox board."

Lachlan Murdoch said: "I look forward to working with the Fox board to continue to strengthen the Company's position as one of the most successful media groups in the world."

Mr. Murdoch, 30, has been Deputy Chief Operating Officer of News Corporation since October 2000. Since 1999, he has overseen News Corporation's extensive publishing interests in the U.S. Mr. Murdoch has been a News Corporation board member since 1996 and a member of the Office of the Chairman since 1999. He was appointed Chairman and Chief Executive of News Limited in 1997, and remains Executive Chairman of News Limited. Mr. Murdoch oversees News Corporation's print media assets in the United States, including HarperCollins and the New York Post, as well as the operations of the 33 owned-and-operated television stations in the Fox Television Stations group.

Lachlan Murdoch joined the board of News Limited in September 1995 and was appointed deputy chief executive of News Limited in December of that year. He had been appointed publisher of The Australian newspaper earlier in 1995, following his appointment as general manager of Queensland Newspapers in August 1994.

Rupert Murdoch thanked Mr. Carey, a Fox director since the Company became public in 1997, for his service to the Board. Mr. Carey will remain on the News Corporation Board of Directors and will remain a consultant to News Corporation and Fox Entertainment Group throughout 2002.

Fox Entertainment Group, Inc., 85.3% owned by The News Corporation Limited (NYSE: NWS, NWS.A), is principally engaged in the development, production and worldwide distribution of feature films and television programs, television broadcasting and cable network programming. Fox had total assets as of December 31, 2001 of approximately US$24.3 billion and total annual revenues of approximately US$9 billion. The Company's studios, production facilities and film and television library provide high-quality creative content, and the Company's broadcasting and cable networks provide extensive distribution platforms for the Company's programs.

For more information on Fox Entertainment Group, please visit www.fox.com
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